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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                (AMENDMENT NO. 3)*


                           ASHANTI GOLDFIELDS LIMITED
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                                (Name of Issuer)


                                       GDR
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                         (Title of Class of Securities)


                                    043743202
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                                 (CUSIP Number)


                               December 31, 2000
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             (Date of Event Which Requires Filing of This Statement)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:(1)has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and(2)has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class)(See Rule 13d-7)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.    043743202             SCHEDULE 13G            PAGE  2  OF  5  PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GENESIS ASSET MANAGERS LIMITED
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

               A LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS OF GUERNSEY, CHANNEL ISLANDS
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                               5.     SOLE VOTING POWER

                                      7,494,448 (See Item 6)
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             7,494,448 (See Item 6)
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER


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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,494,448
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.64%
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12.               TYPE OF REPORTING PERSON*

                  Investment Adviser
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CUSIP NO.    043743202            SCHEDULE 13G            PAGE  3  OF  5  PAGES
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ITEM 1.

      (a) Name of Issuer:  Ashanti Goldfields Limited
                           --------------------------

      (b) Address of Issuer's Principal Executive Offices:

          Gold House
          Patrice Lumumba Road
          Roman Ridge
          Accra Ghana

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of  Principal  Business  Office or, if none,  Residence:
      (c) Citizenship:
                    (a) Genesis Asset Managers Limited("GAML")
                    (b) Harbor Court
                        Les Amballes
                        St. Peter Port
                        Guernsey GY1 6BA
                        Guernsey Chanel Islands
                    (c) Guernsey Chanel Islands


(d) Title of Class of Securities: GDR
                                  ---
(e) CUSIP Number:   043743202
                    ---------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 240.13d-1(c), check this box [ ].

CUSIP NO.    043743202            SCHEDULE 13G            PAGE  4  OF  5  PAGES
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ITEM 4.   OWNERSHIP

As of December 31, 2000

      (a) Amount Beneficially Owned:  7,494,448
                                    --------------------------------------------
      (b) Percent of Class:  6.64%
                           -----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)sole power to vote or to direct the vote:    7,494,448
                                                       -------------------------
         (ii)shared power to vote or to direct the vote:    0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  7,494,448
                                                                      ----------
         (iv)shared power to dispose or to direct the disposition of: 0
                                                                      ----------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     GAML, a registered investment adviser, provides investment Advisery services either on a discretionary basis to institutional investors and in-house-pooled funds for institutional investors or a non-discretionary basis to outside managers of institutional investors. GAML has investment, voting and dispositive power with respect to the above specified shares on behalf of various institutional investors. Such investors receive the dividends and proceeds from the sale of such securities. None of such investors owns an interest that relates to more than five percent of such class of securities.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

CUSIP NO.    043743202            SCHEDULE 13G            PAGE  5  OF  5  PAGES
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ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated February 12, 2001


Genesis Asset Managers Limited


By:/s/ Jeremy D. Paulson-Ellis
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Name: Jeremy D. Paulson-Ellis
Title: Director